Exhibit 99.1

Lpath Provides Update on Plans for iSONEP Option

Management to hold webcast and conference call at 8:30 a.m. EDT,

Wednesday, October 9, 2013

SAN DIEGO, October 8, 2013: Lpath, Inc. (NASDAQ: LPTN), the industry leader in bioactive-lipid-targeted therapeutics, has received notice from Pfizer Inc. that Pfizer is currently seeking to divest certain ophthalmology R&D assets, including Pfizer’s exclusive option for a worldwide license to develop and commercialize Lpath’s iSONEP™. Lpath has presented an offer to Pfizer to reacquire these rights, and Lpath believes that a number of third parties may have an interest in acquiring these rights as well.

iSONEP is currently being studied by Lpath in a Phase 2 clinical trial as both monotherapy and adjunctive therapy in wet-AMD patients. A data read-out on the study is expected in the third quarter of 2014.

“Pfizer is seeking to divest its rights to iSONEP as it continues to strategically refocus on its core areas of expertise,” stated Scott Pancoast, president and CEO of Lpath. “Even though we value our partnership with Pfizer, we are excited by the potential to either reacquire the rights and control iSONEP ourselves, or work with a new partner.”

About the Lpath-Pfizer Collaboration

In December 2010, Lpath entered into an agreement with Pfizer that provides Pfizer with an exclusive option for a worldwide license to develop and commercialize iSONEP. Under the terms of the agreement, Pfizer paid Lpath $14 million upfront and agreed to share the cost of the Nexus Phase 2 clinical trial.  Within a set period after receipt of specified Nexus data, Pfizer must either exercise its option or forfeit its rights. If Pfizer decides to opt in, Pfizer would: (i) pay Lpath an undisclosed amount; (ii) assume control and financial responsibility of all subsequent studies; (iii) make future payments totaling up to $497.5 million upon the achievement of specified development and commercial milestones, and (iv) pay Lpath tiered double-digit royalties on any product sales of iSONEP.

Acquisition of the iSONEP option by a third party would not affect these terms, as the existing rights and obligations currently held by Pfizer would either transfer to the third party or remain with Pfizer.

Webcast and Conference Call Information

Lpath will hold an investor update webcast and conference call on Wednesday, October 9, 2013 beginning at 8:30 a.m. EDT/5:30 a.m. PDT. To listen to the live webcast please visit the “Investor Calendar of Events” section of Lpath’s corporate website at www.Lpath.com.  A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 870-4263 (domestic callers) or (412) 317-0790 (international callers). A telephone replay will be available afterwards by dialing (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) using conference ID number 10035210.

About Lpath

San Diego-based Lpath, Inc. (NASDAQ: LPTN), an antibody-platform company, is the category leader in bioactive-lipid-targeted therapeutics. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, two of which—iSONEP™ for wet AMD and ASONEP™ for cancer—are currently being investigated in Phase 2 trials. The third candidate, Lpathomab, is an anti-LPA antibody that holds promise in neuropathic pain and neurotrauma. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding Pfizer’s plans to divest its exclusive option for a worldwide license to develop and commercialize iSONEP, the Company’s ability to reacquire Pfizer’s exclusive option, and the Company’s ability to successfully complete additional clinical trials for iSONEP.  Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results of the Company’s preclinical studies and clinical trials may not support further clinical development and/or the commercialization of its drug candidates; the Company may not successfully complete additional clinical trials for its product candidates on a timely basis, or at all; the Company may fail to obtain required governmental approvals for any its drug candidates; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc. or any third party who acquires Pfizer’s exclusive option to iSONEP; and the Company may not be able to secure the funds necessary to support its preclinical-development and clinical-development plans. More detailed information about the risk factors and uncertainties that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. These documents may be read free of charge on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACT:

Scott R. Pancoast

President and CEO

Lpath, Inc.

858-926-3200

spancoast@lpath.com

INVESTOR CONTACTS:

Westwicke Partners, LLC

Stefan Loren, Ph.D.

Managing Director

(443) 213-0507

sloren@westwicke.com

Robert H. Uhl

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

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